EXHIBIT 99.1

Premier Exhibitions, Inc. Partners With 20th Century Fox Consumer Products to Launch New Ice Age-Themed Exhibition

Beloved Characters From the #1 International Animated Film Franchise to Lead the Way Through the Educational Experience

ATLANTA, Nov. 6, 2014 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. and 20th Century Fox Consumer Products are partnering to launch a new touring exhibition experience that will be based on the hit Ice Age movies, the top-grossing International film franchise of all time. The family-friendly exhibition will provide the opportunity for guests to learn about the Pleistocene era through a thrilling educational experience and will feature the humorous and playful antics of fan-favorite, globally recognized characters including Manny, Sid, Scrat and Diego. The new exhibition leads up to the highly anticipated theatrical release of the next Ice Age movie in 2016.

More details regarding the Exhibition including name, location, ticketing information and opening date are to follow. For more information about Premier Exhibitions, Inc., visit www.PremierExhibitions.com. For more information about the Ice Age films, visit www.IceAgeMovies.com/us/.

About Premier Exhibitions, Inc. -- Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a foremost presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including Titanic: The Artifact Exhibition, BODIES...The Exhibition, The Discovery of King Tut, Pompeii: The Exhibition, and Real Pirates in partnership with National Geographic. The success of Premier Exhibitions, Inc. lies in its ability to produce, manage, and market exhibitions. Additional information about Premier Exhibitions, Inc. is available at the Company's web site www.PremierExhibitions.com

About Twentieth Century Fox Consumer Products -- A division of 21st Century Fox and recognized industry leader, Twentieth Century Fox Consumer Products licenses and markets properties worldwide on behalf of Twentieth Century Fox Film Corporation, Twentieth Century Fox Television and Fox Broadcasting Company, as well as third party lines. The division is aligned with Twentieth Century Fox Television, the flagship studio leading the industry in supplying award-winning and blockbuster primetime television programming and entertainment content.

CONTACT: MEDIA CONTACTS:
         Alexandria Baum / Christine Moorhead
         Kirvin Doak Communications
         702.737.3100
         abaum@kirvindoak.com / cmoorhead@kirvindoak.com

         Erin O'Brien
         20th Century Fox Consumer Products
         310.369.5140
         Erin.Obrien@fox.com